Exhibit 99.1

NYSE: MMP

Date:	April 12, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Debt Offering

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced a $250 million public offering of its 30-year senior notes at 6.4%. The net proceeds from this offering of approximately $246.2 million, after payment of underwriting discounts and estimated offering expenses, will be used primarily to prepay its pipeline senior notes, which were set to mature in Oct. 2007.

The partnership recently provided an optional prepayment notice to its pipeline senior note holders to accelerate the maturity date of these notes to May 3, 2007 from Oct. 2007. Until the May 3 maturity date, the partnership will use the net proceeds to repay borrowings under its revolving credit facility and invest in short-term securities.

Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. are acting as joint book-running managers for the debt offering, which is expected to close on April 19, 2007. In addition, J.P. Morgan Securities Inc., Lazard Capital Markets LLC, Lehman Brothers Inc. and SunTrust Capital Markets, Inc. are co-managing underwriters.

When available, a copy of the final prospectus supplement and related base prospectus associated with the senior notes offering may be obtained from Wachovia Customer Information Center at 1525 West W.T. Harris Blvd., NC0675, Attn: Syndicate Operations, Charlotte, North Carolina 28262 or by phone at (866) 289-1262; from Citigroup Global Markets Inc. at Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, New York 11220 or by phone at (877) 858-5407; or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.